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                                                                  EXHIBIT 3.1(b)

           AMENDMENT TO THE ARTICLES OF INCORPORATION OF THE COMPANY

  The Amendment adds a new Article VI and amends existing Section 3.3 of Article III as shown below. The addition to Section 3.3 of Article III is shown in all CAPS; the deletions are bracketed.

                         ARTICLE VI BOARD OF DIRECTORS

  6.1 Election and Term. Commencing with the 2000 annual meeting of sharehold-ers, the Board of Directors shall be divided into three classes as nearly equal in number as possible. At the 2000 annual meeting of shareholders, di-rectors of the first class (Class I) shall be elected to hold office for a term expiring at the 2001 annual meeting of shareholders; directors of the second class (Class II) shall be elected to hold office for a term expiring at the 2002 annual meeting of shareholders; and directors of the third class (Class III) shall be elected to hold office for a term expiring at the 2003 annual meeting of shareholders. At each annual meeting of shareholders after 2000, the successors to the class of directors whose terms shall then expire shall be identified as being of the same class as the directors they succeed and elected to hold office until the third succeeding annual meeting of share-holders. If the number of directors is changed, any newly created director-ships or any decrease in directorships shall be so apportioned among the clas-ses by the Board of Directors as to make all classes as nearly equal in number as possible.

  6.2 Removal of Directors. Subject to the rights of the holders of any series of Preferred Shares then outstanding, a director may be removed only with cause by the affirmative vote of the holders of shares representing at least 66 2/3% of the votes entitled to be cast on such action.

  6.3 Newly-created Directorships; Vacancies. Subject to the rights of the holders of any series of Preferred Shares then outstanding, any vacancy occur-ring in the Board of Directors, including a vacancy resulting from an increase in the number of directors or the removal of a director, may be filled only by the affirmative vote of a majority of the directors remaining in office even if the directors in office constitute less than a quorum of the Board of Di-rectors.

  6.4 Amendment or Repeal. The provisions of this Article shall not be amended or repealed, nor shall any provision of these Articles of Incorporation be adopted that is inconsistent with this Article, unless such action shall have been approved by the affirmative vote of the holders of shares representing at least 66 2/3% of the votes entitled to be cast by each voting group entitled to vote on such action.

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  3.3 Shareholder Approval. [An] EXCEPT AS OTHERWISE PROVIDED IN ARTICLE VI, AN
amendment to the Articles of Incorporation of the Corporation shall be ap-proved if a majority of the votes entitled to be cast by each voting group en-titled to vote on such action are cast in favor of such action. [Subject to the right of holders of any series of Preferred Stock to elect or remove directors under specified circumstances, at a special meeting of shareholders called ex-pressly for that purpose, any director may be removed for cause by a vote of the holders of a majority of the shares entitled to vote at an election of di-rectors.] Any merger or share exchange to which the Corporation is a party or any direct or indirect sale, lease, exchange or other disposition of all or substantially all of the Corporation's property, otherwise than in the usual and regular course of business, shall be approved if a majority of the votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action; provided, however, that this sentence shall not affect the power of the Board of Directors to condition its submission of any plan of merger, share exchange or direct or indirect sale, lease, exchange or other disposition of all or substantially all of the Corporation's property, otherwise than in the usual and regular course of business, on any basis, in-cluding the requirement of a greater vote.